LocatorX, Inc. DOS/A

Exhibit 6.2

Portions herein identified by [*****] have been omitted as Confidential Information and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

DATED 3rd July 2015

(1)       ISIS INNOVATION LIMITED

and

(2)      RESO CATOR INC

LICENCE OF TECHNOLOGY

(ISIS PROJECT No. 3162)

Portions herein identified by [*****] have been omitted as Confidential Information and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

THIS AGREEMENT is made on 3rd July 2015

BETWEEN:

(1)	ISIS INNOVATION LIMITED (Company No. 2199542) whose registered office is at University Offices, Wellington Square, Oxford OX1 2JD, England (“Isis”); and

(2)	RESOCATOR INC. (Company No. 47-2378256) whose registered office is 220 East Forsyth Street, Suite E, Jacksonville, Florida, 32202, USA (the “Licensee”).

BACKGROUND:

The Licensed Technology is connected with Isis Project Number: 3162 - NanoClock. The Licensee wishes to acquire a licence to the Licensed Technology and Isis is willing to license the Licensed Technology to the Licensee, on the terms of this agreement.

AGREEMENT:

1.	Interpretation

In this agreement (including its Schedules), any reference to a “clause” or “Schedule” is a reference to a clause of this agreement or a schedule to this agreement, as the case may be. Words and expressions used in this agreement have the meaning set out in Schedule 1.

2.	Grant Of Licence

2.1	In consideration of the payments required to be made under this agreement by the Licensee, Isis grants to the Licensee a licence in the Territory in respect of the Licensed Technology to develop, make, have made, use and have used and Market the Licensed Product in the Field on and subject to the terms and conditions of this agreement. Subject to clause 4, the Licence is exclusive in the Field in relation to the Licensed Intellectual Property Rights. The Licence is non-exclusive in relation to the Licensed Know-How. Isis retains unrestricted rights to use and license others to use the Licensed Know-How, and to use and license the Licensed Technology outside the Field.

2.2	As soon as is reasonably possible after the date of this agreement, Isis will, at Isis’s cost, supply the Licensee with the Documents.

2.3	The Licensee may grant sub-licences with the prior written consent of Isis, such consent not to be unreasonably withheld, provided that:

(a)	the sub-licensee has obligations to the Licensee commensurate with those which the Licensee has to Isis under this agreement, except where it is not legally possible to include such obligations in the sub-licence; and

Portions herein identified by [*****] have been omitted as Confidential Information and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

(b)	the nature of the proposed sub-licensee is not likely in Isis’s opinion to have any detrimental impact on the reputation of either Isis or of the University; and

(c)	within 30 days after the grant of a written sub-licence, the Licensee provides a certified copy of that sub-licence to Isis

3.	Improvements

3.1	The Licensed Technology covered by the Licence in clause 2 includes any University’s Improvements. Isis will communicate in writing to the Licensee within a reasonable time all University’s Improvements.

3.2	The Licensee acknowledges and agrees that all Intellectual Property Rights in University’s Improvements belong to Isis.

3.3	The Licensee will communicate in writing to Isis within a reasonable time all Licensee’s Improvements.

3.4	Isis acknowledges and agrees that all Intellectual Property Rights in the Licensee’s Improvements belong to the Licensee.

4.	Rights Regarding Non-Commercial Use

4.1	The Licensee grants Isis an irrevocable, indefinite, royalty-free licence to grant the University and those persons who at any time work or have worked on the Licensed Technology the licence set out in clause 4.4.

4.2	Isis has granted to the University and those persons who at any time work or have worked on the Licensed Technology a non-transferable, irrevocable, indefinite, royalty-free licence to use and publish the Licensed Technology solely for Non-Commercial Use.

4.3	The Licensee grants Isis an irrevocable, royalty-free licence to grant the University and those persons who at any time work or have worked on the Licensed Technology the licence set out in clause 4.4.

4.4	In respect of Licensee’s Improvements, Isis will grant, to the University and those persons who at any time work or have worked on the Licensed Technology a non-transferable, irrevocable, royalty-free licence to use and publish the Licensee’s Improvements solely for Non-Commercial Use for twenty years.

5.	Filing And Maintenance

5.1	The Licensee will pay Isis the Past Patent Costs representing the remaining 80% Licensee contribution to the patent costs incurred by Isis prior to the parties entering into this agreement, within sixty (60) days of receiving an invoice from Isis.

Portions herein identified by [*****] have been omitted as Confidential Information and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

5.2	Isis will, in consultation with the Licensee and at the Licensee’s cost, prosecute, use all reasonable endeavours to maintain, and renew the Application throughout the duration of this Licence Agreement. The Licensee will reimburse Isis for all reasonable costs, filing fees, lawyers’ and patent agents’ fees, expenses and outgoings of whatever nature incurred by Isis in the prosecution, maintenance and renewal of the Application (including those incurred in opposition proceedings before the European Patent Office or in ex parte re-examination or inter partes review proceedings in the United States Patent and Trademark Office or any similar proceedings before any patent office challenging the grant or validity of the Application) within thirty (30) days of receiving an invoice from Isis. Isis shall be entitled to make it a condition of any action of Isis under this clause 5.2 that the Licensee provides Isis with sufficient money in advance to cover the costs likely to be incurred in the action.

5.3	The Licensee shall be entitled to remove any one or more of the countries from the Territory at any time by giving not less than three months notice to Isis. If the Application is proceeding under the PCT then such notice may not be given any earlier than the date for commencement of the National Phase filing. For the avoidance of doubt the Licensee shall remain liable for the costs mentioned in clause 5.2 that arise or are incurred by Isis during the said notice period in respect of the countries being removed.

6.	Infringement

6.1	Each party will notify the other in writing of any misappropriation or infringement of any rights in the Licensed Technology of which the party becomes aware.

6.2	The Licensee has the first right (but is not obliged) to take Legal Action at its own cost in relation to any misappropriation or infringement of any rights included in the Licensed Intellectual Property in the Field. The Licensee must discuss any proposed Legal Action with Isis prior to the Legal Action being commenced, and take due account of the legitimate interests of Isis in the Legal Action it takes.

6.3	If the Licensee takes legal action under clause 6.2, the Licensee will:

(a)	indemnify and hold Isis and the University harmless against all costs (including lawyers’ and patent agents’ fees and expenses), claims, demands and liabilities arising out of or consequent upon a Legal Action and will settle any invoice received from Isis in respect of such costs, claims, demands and liabilities within thirty (30) days of receipt; and

(b)	treat any profits or damages (including, without limitation, punitive damages) awarded in the Legal Action as Net Sales for the purposes of clause 8, having first for these purposes deducted from the award an amount equal to any legal and non-legal associated litigation costs including expert witness, document recovery incurred by the Licensee in the Legal Action that are not covered by an award of legal costs; and

(c)	keep Isis regularly informed of the progress of the Legal Action, including, without limitation, any claims affecting the scope of the Licensed Technology.

Portions herein identified by [*****] have been omitted as Confidential Information and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

6.4	If the Licensee has notified Isis in writing that it does not intend to take any Legal Action in relation any misappropriation or infringement of any rights included in the Licensed Intellectual Property in the Field or the Licensee has not taken any such action within fourteen (14) business days of the notification under clause 6.1, Isis may take such Legal Action at its own cost.

7.	Confidentiality

7.1	Subject to clauses 7.2, 7.3 and 7.4, each party (being a receiving or disclosing party as the case may be) will keep confidential the Confidential Information of the other party and will not disclose or supply the Confidential Information to any third party or use it for any purpose, except in accordance with the terms and objectives of this agreement.

7.2	The Licensee may disclose to sub-licensees or potential sub-licensees of the Licensed Technology such of the Confidential Information as is necessary for the exercise of any rights sub-licensed, provided that the Licensee shall ensure that such sub-licensees accept a continuing obligation of confidentiality in the same terms as this clause, and giving third party enforcement rights to Isis, before the Licensee makes any disclosure of the Confidential Information.

7.3	Confidential Information may be exchanged freely between Isis and the University and communications between those two parties shall not be regarded as disclosures, dissemination or publication for the purpose of this agreement.

7.4	Clause 7.1 will not apply to any Confidential Information which:

(a)	is known to the receiving party before disclosure, and not subject to any obligation of confidentiality owed to the disclosing party;

(b)	is or becomes publicly known without the fault of the receiving party;

(c)	is obtained by the receiving party from a third party in circumstances where the receiving party has no reason to believe that it is subject to an obligation of confidentiality owed to the disclosing party;

(d)	the receiving party can establish by reasonable proof was substantially and independently developed by officers or employees of the receiving party who had no knowledge of the disclosing party’s Confidential Information; or

(e)	is approved for release in writing by an authorised representative of the disclosing party.

7.5	Nothing in this agreement will prevent a party from disclosing Confidential Information where it is required to do so by law or regulation or by order of a court or competent authority, provided that, in the case of a disclosure under the Freedom of Information Act 2000 (“FOIA”), none of the exemptions in the FOIA applies to the relevant Confidential Information.

7.6	If either party to this agreement receives a request under the FOIA to disclose any information that, under this agreement, is the other party’s Confidential Information, it will notify and consult with the other party. The other party will respond within five (5) business days after receiving notice if that notice requests the other party to provide information to assist in determining whether or not an exemption under the FOIA applies to the information requested under the FOIA.

Portions herein identified by [*****] have been omitted as Confidential Information and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

8.	Royalties And Other Payments

8.1	Isis will invoice the Licensee for the Signing Fee shortly after signature of this agreement and the Licensee must settle the invoice within sixty (60) days of receipt.

8.2	The Licensee will pay to Isis a royalty equal to the Royalty Rate on all Net Sales of Licensed Products.

Where a Licensed Product is sold in combination with other products or materials, the ‘gross selling price’ for the purpose of determining Net Sales will be calculated in accordance with the following formula:

A	x	B
B + C

Where:

A is the [*****];

B is the [*****] during the Licence Year if Marketed separately, or, if not Marketed separately, the [*****] of the Licensed Product if it was Marketed separately; and

C is the aggregate of the [*****] of the other products or materials used in the combination package during the Licence Year if Marketed separately, or, if not Marketed Separately, [*****] if it was Marketed Separately. An example is given in Schedule 4.

8.3	In the event that the royalties paid to Isis under clause 8.2 do not amount to at least the Minimum Sum, the Licensee must make up the difference between the royalties paid under clause 8.2 and the Minimum Sum in each Licence Year where a Minimum Sum applies. The Licensee will also pay to Isis a royalty equal to the Royalty Rate on any sums received from a sub-licensee to make up the difference between royalties paid on Net Sales and any minimum sums payable by sub-licensees to the Licensee.

8.4	The Licensee will pay to Isis a royalty equal to the Fee Income Royalty Rate on all up-front and other one-off payments (other than payments made solely in relation to research provided by the Licensee or payments received by Licensee as compensation for any form of investment in ResoCator) received by the Licensee under or in connection with all sub-licences and other contracts granted by the Licensee with respect to the Licensed Technology. The Licensee will pay each such royalty within thirty (30) days after its receipt of the payment to which the royalty relates.

8.5	The Signing Fee is non-refundable and will not be considered as an advance payment on royalties payable under clause 8.2. No part of the Minimum Sum will be refundable or applicable to succeeding Licence Years.

Portions herein identified by [*****] have been omitted as Confidential Information and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

8.6	The Minimum Sum will be indexed to the RPI and each Minimum Sum will be increased (or decreased, if appropriate) by the percentage change in the RPI between the date of this agreement and:

(a)	in the case of any Minimum Sum, the last day of the Licence Year to which it relates

8.7	The Licensee may supply a commercially reasonable quantity of Licensed Products for promotional sampling provided that the number of Licensed Products supplied for promotional sampling shall not be greater than 5% of total number of units of each Licensed Product sold leased or licensed by the Licensee in any Quarter. Isis acknowledges and agrees, however, that Licensee may provide bundled solutions to Licensee’s strategic partners, which bundled solutions shall not incur a royalty charge until placed into production and used by the Licensee’s strategic partner.

8.8	The Licensee will make all payments in pounds sterling or any currency replacing pounds sterling in its entirety based on the exchange rate as published in the Wall Street Journal on the day prior to the payment being executed.

8.9	Where the Licensee has to withhold tax by law, the Licensee will deduct the tax, pay it to the relevant taxing authority, and supply Isis with a Certificate of Tax Deduction at the end of the financial year as appropriate, by tax jurisdiction.

8.10	In the event that full payment of any amount due from the Licensee to Isis under this agreement is not made by any of the dates stipulated, the Licensee shall be liable to pay interest on the amount unpaid at the rate of eight per cent (8%) per annum over the base rate for the time being of Barclays Bank plc. Such interest shall accrue on a daily basis from the date when payment was due until the date of actual payment of the overdue amount, whether before or after judgment, and shall be compounded quarterly.

8.11	If the Licensed Product is of a description covered by the Medicines Access Policy, the Licensee shall adhere to the requirements of the Medicines Access Policy.

9.	Best Endeavours

9.1	The Licensee must use its best endeavours to develop, exploit and Market the Licensed Technology to maximise the financial return for both parties.

9.2	The Licensee must use its best endeavours to develop, exploit and Market the Licensed Technology in accordance with the Development Plan.

10.	Royalty Reports And Audit

10.1	The Licensee will provide Isis with a report at least once in every six (6) months detailing the activities and achievements in its development of the Licensed Technology in order to facilitate its commercial exploitation, and in the development of potential Licensed Products.

Portions herein identified by [*****] have been omitted as Confidential Information and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

10.2	The Licensee will provide Isis with a royalty report within thirty (30) days after the close of each of the Licence Year for each Licensed Product Marketed by the Licensee and its sub-licensees. Each Royalty Report will:

(a)	set out the Net Sales of each Licensed Product Marketed by the Licensee, including the total gross selling price of each Licensed Product Marketed by the Licensee and the quantity or total number of units of each Licensed Product Marketed by the Licensee;

(b)	set out details of deductions made in the calculation of Net Sales from the invoiced price of each Licensed Product in the form in which it is Marketed by the Licensee;

(c)	set out details of the quantity of Licensed Products used for promotional sampling by the Licensee;

(d)	set out income received from sub-licensees

(e)	provide a calculation of the royalties due;

(f)	set out details of payments received by the Licensee to which the Fee Income Royalty Rate applies and provide a calculation of the royalties due;

(g)	provide a statement showing whether or not royalties due exceed the Minimum Sum and, if so, by how much;

(h)	set out the steps taken during the Licence Year to promote and Market Licensed Products.

The Licensee must pay Isis the royalties due in respect of each Licence Year within 30 days of Licensee delivering the Royalty Report.

10.3	If a Licensed Product Marketed by the Licensee is re-Marketed by an Affiliate or an entity over which the Licensee exercises Control, the royalty on each such Licensed Product will be calculated on the highest of the prices at which it is Marketed or re-Marketed.

10.4	The Licensee must keep complete and proper records and accurate accounts of all Licensed Products used and Marketed by the Licensee and any sub-licensee in each Licence Year for at least six (6) years. Isis may, through an independent certified accountant appointed by Isis (“the Auditor”), audit all such accounts on at least thirty (30) days’ written notice no more than once each Licence Year for the purpose of determining the accuracy of the Royalty Reports and payments. The Auditor shall be:

10.4.1	permitted by the Licensee to enter the Licensee’s principal place of business upon reasonable notice to inspect such records and accounts;

10.4.2	entitled to take copies of or extracts from such records and accounts;

10.4.3	given all other information by the Licensee as may be necessary or appropriate to enable the amount of royalties payable to be ascertained including the provision of relevant records; and

10.4.4	shall be allowed access to and permitted to conduct interviews of any sales, engineering or other staff of the Licensee in order to verify the accuracy of the records and accounts and the accuracy of any statements provided to Isis under clause 10.2.

Portions herein identified by [*****] have been omitted as Confidential Information and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

If on any such audit a shortfall in payments of greater than four percent (4%) is discovered by the Auditor in respect of the audit period, then Licensee shall pay Isis’s reasonable audit costs.

10.5	The auditing rights and obligations on the Licensee set out in clause 10.4 will apply equally to any sublicenses allowed for in this agreement and the Licensee will ensure that the same obligations and access rights allowing Isis or Licensee auditing rights to the sub-licensee are included in each sub licence agreement.

11.	Duration And Termination

11.1	This agreement will take effect on the date of signature. Subject to the possibility of earlier termination under the following provisions of this clause 11, and subject to the possibility of an extension to the term by mutual agreement, this agreement shall continue in force:

(a)	for so long as anything within the definition of the Application remains in effect; and

(b)	in any event for twenty (20) years from the date of this agreement.

11.2	If either party commits a material breach of this agreement, and the breach is not remediable or (being remediable) is not remedied within the period allowed by notice given by the other party in writing calling on the party in breach to effect such remedy (such period being not less than thirty (30) days), the other party may terminate this agreement by written notice having immediate effect.

11.3	The Licensee may terminate this agreement for any reason at any time provided it gives Isis three (3) months’ written notice to terminate expiring after the third anniversary of this agreement whereupon the Licensee shall bring all sub-licences to an end within a four (4) month time period. Any such termination shall not absolve the Licensee of its obligation to accrue and pay royalties and other payments under the provisions of clause 8 in respect of the period prior to termination.

11.4	Isis may terminate this agreement:

(a)	Immediately, if the Licensee has a petition presented for its winding-up, or passes a resolution for voluntary winding-up otherwise than for the purposes of a bona fide amalgamation or reconstruction, or compounds with its creditors, or has a receiver or administrative receiver appointed of all or any part of its assets, or enters into any arrangements with creditors, or takes or suffers any similar action in consequence of debts;

(b)	on thirty (30) days’ written notice if:
(i)	the Licensee opposes or challenges the validity of the Application or raises the claim that the Know-How is not necessary to develop and Market Licensed Products; or

Portions herein identified by [*****] have been omitted as Confidential Information and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

11.5	In the event that Isis reasonably believes that the Licensee is not using its best endeavours to develop, exploit and Market the Licensed Technology pursuant to this agreement, then Isis shall provide written notice to the Licensee which specifies Isis’s basis for such belief and what additional efforts Isis believes should be made by the Licensee. Upon receipt of such written notice, Isis and the Licensee shall enter into good faith negotiations in order to reach mutual agreement as to what efforts by the Licensee shall satisfy the requirements of this clause and if such mutual agreement is not reached within one hundred and twenty (120) days after receipt of such written notice, then Isis shall thereafter have the right to terminate this agreement upon thirty (30) days written notice.

11.6	On termination or expiration of this agreement, for whatever reason, the Licensee:

(a)	must bring all sub-licences to an end within a four (4) month time period; provided that on the request of the Licensee or any sub-licensee, and subject to the sub-licence having been granted in accordance with clause 2.3 and the sub-licensee not being in breach of the sub-licence, Isis will grant to the sub-licensee a direct licence to use the Licensed Technology on the same terms and conditions (including financial terms and conditions) as those that were in its sub-licence;

(b)	shall pay to Isis all outstanding royalties and other sums due under this agreement;

(c)	shall provide Isis with details of the stocks of Licensed Products held at the point of termination;

(d)	must cease to use or exploit the Licensed Technology, provided that this restriction does not apply to Licensed Know-How which has entered the public domain through no fault of the Licensee, and that the Licensee may continue to use the Licensed Technology in order to meet any specific existing binding commitments already made by the Licensee at the date of termination and requiring delivery of Licensed Products within the next six (6) months;

(e)	must, at the option of Isis and at the Licensee’s cost, destroy all other Licensed Products or send all other Licensed Products to a location nominated by Isis to the Licensee in writing; and

(f)	grants Isis an irrevocable, transferable, non-exclusive licence to develop, make, have made, use and Market the Licensee’s Improvements and products that incorporate, embody or otherwise exploit the same. Isis shall pay a reasonable royalty for use of this licence unless the termination arises under clause 11.4, or is by Isis under clause 11.2, in which case it shall be royalty-free.

11.7	Termination of this agreement, whether for breach of this agreement or otherwise, shall not absolve the Licensee of its obligation to accrue and pay royalties under the provisions of clause 8 for the duration of any notice period and in respect of any dealings in Licensed Products permitted by clause 11.5.

11.8	Clauses 1, Error! Reference source not found., 6.3, 11.8 will survive the termination or expiration of this agreement, for whatever reason, indefinitely. Clauses 11.5, 11.7, 11.9, 12, 13.4 and 13.14 will survive the termination or expiration of this agreement, for whatever reason, for ten (10) years from the date of termination.

11.9	Clauses 7 and 10.4 will survive the termination or expiration of this agreement, for whatever reason, for a period of six (6) years.

Portions herein identified by [*****] have been omitted as Confidential Information and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

12.	Liability

12.1	To the fullest extent permissible by law, Isis does not make any warranties of any kind including, without limitation, warranties with respect to:

(a)	the quality of the Licensed Technology;

(b)	the suitability of the Licensed Technology for any particular use;

(c)	whether use of the Licensed Technology will infringe third-party rights; or

(d)	whether the Application will be granted or the validity of any patent that issues in response to that Application.

12.2	The Licensee agrees to indemnify Isis and the University and hold Isis and the University harmless from and against any and all claims, damages and liabilities:

(a)	asserted by third parties (including claims for negligence) which arise directly or indirectly from the use of the Licensed Technology or the Marketing of Licensed Products by the Licensee and/or its sub-licensees; and/or

(b)	arising directly or indirectly from any breach by the Licensee of this agreement.

12.3	Isis will use reasonable endeavours to defend any Indemnified Claim or (at Isis’s option) allow the Licensee to do so on its behalf (subject to the University retaining the right to be kept informed of progress in the action and to have reasonable input into its conduct.) Isis will not (except as required by law) make any admission, compromise, settlement or discharge of any Indemnified Claim without the consent of the Licensee (which will not be unreasonably withheld or delayed).

12.4	The Licensee undertakes to make no claim against any employee, student, agent or appointee of Isis or of the University, being a claim which seeks to enforce against any of them any liability whatsoever in connection with this agreement or its subject-matter.

12.5	Subject to clause 12.7, the liability of either party for any breach of this agreement, in negligence or or arising in any other way out of the subject-matter of this agreement, will not extend to incidental or consequential damages or to any loss of profits.

12.6	Subject to clause 12.7, the liability of Isis to the Licensee accruing in any Licence Year under or otherwise in connection with this agreement or its subject-matter, including without limitation liability for negligence, shall in no event exceed:

(a)	in respect of liability accruing in the first Licence Year, the amount of the Signing Fee paid to Isis; and

(b)	in respect of liability accruing in any subsequent Licence Year, the total royalties paid in the previous Licence Year to Isis under clause 8.2.

Portions herein identified by [*****] have been omitted as Confidential Information and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

12.7	Nothing in this agreement shall limit or exclude any liability for fraud or fraudulent misrepresentation or death, or personal injury or any other liability which may not, by law, be excluded.

13.	General

13.1	Registration - The Licensee must register its interest in the Licensed Technology with any relevant authorities in the Territory as soon as legally possible. The Licensee must not, however, register an entire copy of this agreement in any part of the Territory or disclose its financial terms without the prior written consent of Isis.

13.2	Advertising - The Licensee must not use the name of Isis, the University or the Inventor in any advertising, promotional or sales literature, without Isis’s prior written approval.

13.3	Packaging - The Licensee will ensure that where practical, in the Licensee’s sole discretion, the Licensed Products and the packaging associated with them are marked suitably with any relevant patent or patent application numbers to satisfy the laws of each of the countries in which the Licensed Products are sold or supplied, and in which they are covered by the claims of any patent or patent application, to the intent that Isis shall not suffer any loss or any loss of damages in an infringement action.

13.4	Thesis - This agreement shall not prevent or hinder registered students of the University from submitting for degrees of the University theses based on the Licensed Technology; or from following the University’s procedures for examinations and for admission to postgraduate degree status. Sections of thesis publications containing patentable content related to the Application, however shall be treated as confidential.

13.5	Taxes - Where the Licensee has to make a payment to Isis under this agreement which attracts value-added, sales, use, excise or other similar taxes or duties, the Licensee will be responsible for paying those taxes and duties.

13.6	Notices - All notices to be sent to Isis under this agreement must indicate the Isis Project № 3162 and should be sent, by confirmed email or post or fax unless agreed otherwise in writing, until further notice to: The Managing Director, Isis Innovation Ltd, Ewert House, Ewert Place, Summertown, Oxford, OX2 7SG, Fax: +44 (0)1865 280831 tom.hockaday@isis.ox.ac.uk. All notices to be sent to the Licensee under this agreement should be sent by confirmed email, until further notice, to the Licensee’s Contact billymeadow@resocator.com indicating the Isis Project №. 3162.

13.7	Force Majeure - If performance by either party of any of its obligations under this agreement (not including an obligation to make payment) is prevented by circumstances beyond its reasonable control, that party will be excused from performance of that obligation for the duration of the relevant event.

13.8	Assignment - The Licensee may not assign any of its rights or obligations under this agreement in whole or in part, except to an Affiliate and only for so long as it remains an Affiliate, without the prior written consent of Isis, which shall not be unreasonably withheld. Assignment, for these purposes, includes the acquisition of Control of the Licensee by a third party. If Isis assigns its rights in the Licensed Technology to any person it shall do so expressly subject to the Licensee’s rights under this Agreement.

Portions herein identified by [*****] have been omitted as Confidential Information and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

13.9	Severability - If any of the provisions of this agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions will not in any way be affected or impaired. The parties will, however, negotiate to agree the terms of a mutually satisfactory provision, achieving as nearly as possible the same commercial effect, to be substituted for the provision found to be void or unenforceable.

13.10	No Partnership etc - Nothing in this agreement creates, implies or evidences any partnership or joint venture between Isis and the Licensee or the relationship between them of principal and agent.

13.11	Entire Agreement - This agreement constitutes the entire agreement between the parties in relation to the Licence to the exclusion of all other terms and conditions (including any terms or conditions which the Licensee purports to apply under any purchase order, confirmation order, specification or other document). The Licensee has not relied on any other statements or representations in agreeing to enter this agreement and waives all claims for breach of any warranty and all claims for any misrepresentation, (negligent or of any other kind, unless made by Isis intentionally or fraudulently) in relation to any representation which is not specifically set out in this agreement. Specifically, but without limitation, this agreement does not impose or imply any obligation on Isis or the University to conduct development work. Any arrangements for such work must be the subject of a separate agreement between the University and the Licensee.

13.12	Variation - Any variation of this agreement must be in writing and signed by authorised signatories for both parties. For the avoidance of doubt, the parties to this agreement may rescind or vary this agreement without the consent of any party that has the benefit of clause 13.14.

13.13	Waiver - No failure or delay by either party in enforcing its rights under this agreement, or at law or in equity will prejudice or restrict those rights. No waiver of any right will operate as a waiver of any other or later right or breach. Except as stated to the contrary in this agreement, no right, power or remedy conferred on, or reserved to, either party is exclusive of any other right, power or remedy available to it, and each of those rights, powers, and remedies is cumulative.

13.14	Rights Of Third Parties - The parties to this agreement intend that by virtue of the Contracts (Rights of Third Parties) Act 1999 the University and the people referred to in clause 12.4 will be able to enforce the terms of this agreement intended by the parties to be for their benefit as if the University and the people referred to in clause 12.4 were party to this agreement.

13.15	Governing Law - This agreement is governed by English Law, and the parties submit to the exclusive jurisdiction of the English Courts for the resolution of any dispute which may arise out of or in connection with this agreement except in relation to any action in relation to Intellectual Property Rights or Confidential Information which may be sought in any court of competent jurisdiction.

Portions herein identified by [*****] have been omitted as Confidential Information and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Schedule 1

DEFINITIONS

(Clause 1)

Academic and Research Purposes means research, teaching or other scholarly use which is undertaken for the purposes of education and research.

Affiliate means any company or legal entity in any country Controlling or Controlled by the Licensee.

Application means:

(a)	the patent application set out in Schedule 2;
(b)	any patents granted in response to that application;
(c)	any corresponding foreign patents and applications which may be granted to Isis in the Territory based on and deriving priority from that application; and
(d)	any addition, continuation, continuation-in-part, division, reissue, renewal or extension based on the Application.

Business Day means a day, other than a Saturday or Sunday, on which clearing banks are permitted to open in London.

UK Clinical Patient Care means diagnosing, treating and/or managing the health of persons under the care of an individual having the right to use the Licensed Technology in the event that such Licensed Technology is capable of application in a healthcare setting without further development.

Confidential Information means in relation to each party any materials, trade secrets or other information disclosed by that party to the other, including, without limitation:

(a)	the Licensed Technology, to the extent that it is not disclosed by the Application when published; and

(b)	this agreement.

Control means:

(a)	ownership of more than fifty percent (50%) of the voting share capital of the relevant entity; or

(b)	the ability to direct the casting of more than fifty percent (50%) of the votes exercisable at a general meeting of the relevant entity on all, or substantially all, matters.

Development Plan means the plan set out in Schedule 3.

Documents means the documents and materials set out in Schedule 2.

Fee Income Royalty Rate means the royalty rate set out in Schedule 2.

Field means the field set out in Schedule 2.

Portions herein identified by [*****] have been omitted as Confidential Information and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Improvement means any development related to the timing functions described in the Application of the Licensed Technology, which would, if commercially practised, infringe and/or be covered by a claim subsisting or being prosecuted in the Application.

Indemnified Claim means any claim under which Isis and the University are entitled to be indemnified under clause 12.2.

Intellectual Property Rights means patents, trade marks, copyrights, database rights, rights in designs, and all or any other intellectual or industrial property rights, whether or not registered or capable of registration.

Inventor means the inventor or inventors named in the Application and identified in Schedule 2.

Legal Action means commencing or defending any proceedings before a court or tribunal in any jurisdiction in relation to any rights included in the Licensed Intellectual Property including all claims and counterclaims for infringement and for declarations of non-infringement or invalidity.

Licence means the licence granted by Isis to the Licensee under clause 2.1.

Licensed Intellectual Property Rights means the Application and (to the extent they constitute Intellectual Property Rights) the University’s Improvements.

Licensed Know-how means all confidential information relating to the Application that has been communicated to the Licensee by Isis in writing before the date of this agreement or is communicated in writing to the Licensee by Isis under this agreement and within twelve (12) months after the date of this agreement and (to the extent they constitute confidential information) University’s Improvements.

Licensed Product means any product, process, service or composition which is entirely or partially produced by means of or with the use of, or within the scope of, the Licensed Technology, or any of it.

Licensed Technology means the Licensed Intellectual Property Rights and the Licensed Know-How, and such (if any) other Intellectual Property Rights owned by or licensed to Isis which does not include any Licensee IP as may be specifically identified in Schedule 2 (to the extent, in the case of licensed rights, that Isis is legally able to grant a sub-licence of the same).

Licensee’s Contact and Address means the address for the Licensee set out in Schedule 2 of this agreement.

Licensee’s Improvements means any Improvements to the timing functions described in the Application made prior to the second anniversary of the date of this agreement by the Licensee, and the Intellectual Property Rights pertaining to them.

Licence Year means each twelve (12) month period beginning on the date of this agreement and each anniversary of the date of this agreement.

Portions herein identified by [*****] have been omitted as Confidential Information and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

University’s Improvements means any Improvements to the timing functions described in the Application made prior to the second anniversary of the date of this agreement solely by the Inventor within the Field, and the Intellectual Property Rights pertaining to them which Isis is legally able to license.

Market means, in relation to a Licensed Product, offering to sell, lease, licence or otherwise commercially exploit the Licensed Product or the sale, lease, licence or other commercial exploitation of the Licensed Product.

Medicines Access Policy means the policy of the University to promote access to pharmaceutical and other products and services, the current version of which is available at www.admin.ox.ac.uk/researchsupport/integrity/access.

Minimum Sum means the minimum sum or sums set out in Schedule 2.

Net Sales means the gross selling price of the Licensed Product in the form in which it is Marketed by the Licensee or any sub-licensee, less:

(a)	trade, quantity or cash discounts actually given; and

(b)	outbound carriage and packaging expenses actually paid; and

(c)	customs duties, sales taxes or other taxes imposed upon and paid with respect to such sales (excluding personal taxes)

Non-Commercial Use means Academic and Research Purposes and the purposes of UK Clinical Patient Care. This includes the right for the University to license the Licensed Technology to any of its collaborators in connection with and solely for the University’s Academic and Research Purposes; but it does not include the right to grant any license to commercially exploit the Licensed Technology.

Past Patent Costs means the past patent costs set out in Schedule 2.

Project means the project referred to in BACKGROUND.

Quarter means each period of three calendar months during a Licence Year with the first Quarter commencing on the first day of each Licence Year.

RPI means the Retail Prices Index for all items which is published in the United Kingdom by the Office for National Statistics, or any replacement of it.

Royalty Rate means the royalty rate or rates set out in Schedule 2.

Royalty Report means the report to be prepared by the Licensee under clause 10.2.

Signing Fee means the signing fee set out in Schedule 2.

Portions herein identified by [*****] have been omitted as Confidential Information and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Territory means the territory or territories set out in Schedule 2, excluding any territory or territories removed through the operation of clause Error! Reference source not found.

University means the Chancellor, Masters and Scholars of the University of Oxford whose administrative offices are at the University Offices, Wellington Square, Oxford OX1 2JD.

Portions herein identified by [*****] have been omitted as Confidential Information and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

Schedule 2

Application:	European Patent number 2171546 granted on the 20th June 2012 titled “Nano Clock” and US Patent number 8217724 granted on the 10 July 2012 titled “Atomic Clock”.

Inventor: Andrew Briggs and Arzhang Ardavan

Territory (clause 2.1): All Territories

Field (clause 2.1): All Fields

Documents (clause 2.2): The Application.

Past Patent Costs (clause 5.1): [*****]

Signing Fee (clause 8.1): [*****]

Royalty Rate (clause 8.2): 2.0%

Minimum Sum (clause 8.3):

Licence Year	Minimum Sum
[*****]	[*****]
[*****]	[*****]
[*****]	[*****]
[*****]	[*****]
[*****]	[*****]

Fee Income Royalty Rate (clause 8.4): 2.0%

RPI on date of this agreement (clause 8.6): 257.1

Licensee’s Contact and Address (clause 13.6):

Contact	Billy Meadow
Address	220 East Forsyth Street, Suite E, Jacksonville, Florida, 32202, US
Fax

Portions herein identified by [*****] have been omitted as Confidential Information and has been filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

AS WITNESS this agreement has been signed by the duly authorised representatives of the parties.

SIGNED for and on behalf of	SIGNED for and on behalf of
ISIS INNOVATION LIMITED:	RESOCATOR INC.:

Name: Dr. Adam Stoten	Name: William D. Meadow
Position: Head of Technology Transfer	Position: President
Signature: /s/ Adam Stoten	Signature: /s/ William D. Meadow
Date: 3 July 2015	Date: July 2, 2015